Exhibit 10.1

PURCHASE AGREEMENT

THIS AGREEMENT, made and entered into to be effective the 14th day of June, 2007, by and between Wind Energy America Inc. (WNEA), a Minnesota corporation (“Buyer”), and Northern Alternative Energy Shaokatan, LLC (“Seller”) and Northern Alternative Energy, Inc. (the “Principal Shareholder”).

WHEREAS, Seller owns certain membership interests in the following two Delaware Limited Liability Companies through a Minnesota LLC, which interests represent the Developer’s stake in the respective wind farms owned by such LLC’s in Lincoln County, Minnesota which include the following wind power generation turbines:

SHAOKATAN HILLS LLC — Eighteen (18) 660 KW Vestas turbines with total rated capacity of 11.88 megawatts; and

LAKOTA RIDGE LLC — Fifteen (15) Micon 750 KW turbines with total rated capacity of 11.25 megawatts;

which membership interests have current percentage ownerships of 1%, which will increase to 80% upon the expiration of Production Tax Credit for each such LLC wind power project;

FURTHER WHEREAS, Seller intends and desires to sell its membership interests in Shaokatan Hills and Lakota Ridge, and Buyer intends and desires to purchase the same, all upon the terms and conditions contained in this agreement; and

FURTHER WHEREAS, all parties hereto knowledge that the valuations of such assets for the purpose of this agreement are based upon the “Change of Percentage Interest Date” for the increase in interest of the Developer’s stake in each LLC occurring upon the date on which the renewable electricity production credit is no longer available for the production and sale of electricity from each respective project;

NOW THEREFORE for valuable consideration and upon the mutual covenants, conditions and other terms of this Agreement, the parties hereto agree as follows:

ARTICLE 1

TRANSFER OF LLC ASSETS

1.1          Assets to be Sold

On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase on the Closing Date, all of the right, title and interest of Seller in the following assets, properties, rights and goodwill of every kind and description and wherever located, whether tangible or intangible, owned and transferable by Seller on the Closing Date (which assets are to be purchased by Buyer pursuant to this Agreement and referred to herein as the “Assets”) including without limitation, the following:

i.	Seller’s entire LLC membership interests in and to Shaokatan Hills LLC and Lakota Ridge LLC;

ii.	All of Seller’s business records and files relating to the Assets, including, without limitation, books of account general and financial records, test data, meter reading records, power purchase agreements documents and related records, property lease documents, warranties, maintenance and warranty documents, engineering documentation, governmental regulatory documents (including any files related to approvals or consents by governmental authorities or agencies), research records, correspondence and other documents, records of files and service manuals and any rights thereto, used in or relating to the Assets;

iii.	all claims, causes of action, rights of recovery or set-off of any kind of Seller that relate to the Assets, if any;

iv.	all direct or indirect rights of Seller under any contracts, leases, agreements, commitments and other arrangements or transactions, whether written or oral, related to the Assets;

v.	all of Seller’s interest in any Intellectual Property or other intangible property used in or held for the wind energy business related to the Assets; and

vi.	all of Seller’s interest in any revenue from the Assets accruing after the Closing Date.

1.2          Exclusion of Liabilities

Buyer will not assume any debt, liability or obligation of Seller and shall not become liable for any obligations or liabilities of Seller of any nature whatsoever, except as required by the membership control agreements of Shaokatan Hills LLC and Lakota Ridge LLC. In particular, Buyer shall not be liable for any claim, expense arising out of any transactions or litigation arising before the Closing Date and related to the Assets, nor shall Buyer be liable for any taxes related to the Assets that accrued on or before the Closing Date. Buyer also shall not be liable for any damages, losses or expenses related to, or arising from, or in connection with any investigation, proceeding, action or request initiated by a governmental regulatory authority related to the Assets on or prior to the Closing Date, whether or not such matter was initiated before, on or after the Closing Date.

1.3           Transfer Documentation

In order to effect the transfer of the Assets, the parties shall deliver on the Closing Date all conveyance documents and related documents and consents as are necessary to convey, record and perfect title in Buyer to the Assets, with such documents to be in form and substance mutually satisfactory to Buyer and Seller and as may be necessary under the laws of the jurisdiction where such Assets are governed to effect such transfer from Seller to Buyer. Seller will cooperate to convey interest in the Assets so as to permit their full transfer to Buyer on the Closing Date, free and clear of any and all liens.

ARTICLE 2

PURCHASE PRICE

2.1          Consideration –  As consideration for the Assets and for the covenants and warranties herein, Buyer shall pay to Seller the following purchase price for the Assets: total acquisition price in cash of Two Million Three Hundred Thousand Dollars ($2,300,000) payable as follows:

(a)	$750,000 earnest money, prior receipt of which is hereby acknowledged by Seller;

(b)	$1,000,000 due upon the execution of this Agreement by the parties hereto, receipt of which is hereby acknowledged by Seller; and

(c)	The balance of $550,000 due and payable on or before June 30, 2007.

2.2          Nature of Acquisition Price –  All parties hereto acknowledge and intend that the Assets are being sold and purchased hereunder at their fair market values and the consideration paid by Buyer to Seller in exchange for the Assets has been determined pursuant to arm’s-length negotiations.

ARTICLE 3

CLOSING

3.1          The Closing –  The closing of the transaction set forth in this Agreement shall take place at the offices of Seller in Vadnais Heights, MN at 10:00 a.m. local time on or before June 30, 2007 after the satisfaction or waiver of all conditions in this Agreement, or at such other date, time or place as the parties may agree (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. local time on the Closing Date.

3.2          Deliveries of Seller –  At the closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)	An Assignment satisfactory to Buyer of all right, title and interest in and to Northern Alternative Energy Shaokatan, LLC

(b)	Copies of Seller’s resolutions of its Board of Governors and members, certified by the Secretary of Seller as having been duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance by Seller of the transactions contemplated hereby; and

3.3          Deliveries of Buyer –  At the Closing, Buyer shall deliver to Seller the following:

a.	The balance of the Acquisition Price in cash; and

b.	Copies of Buyer’s resolutions of its Board of Directors, certified by the Secretary of Buyer as having been duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATION AND WARRANTIES OF SELLER
AND PRINCIPAL SHAREHOLDER

Seller and Principal Shareholder represent and warrant to Buyer as follows:

4.1          Authority, Organizations and Consents

a.	Authority – Seller has full corporate power and authority to execute and deliver this Agreement and any documents required hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such execution and delivery, performance of obligations and consummation of transactions have been duly authorized by all necessary corporate action on the part of Seller and Seller’s shareholders/members, and no other corporate proceedings on the part of Seller or any other party are necessary to consummate this transaction. This Agreement has been duly executed and delivered by Seller and the Principal Shareholder and it constitutes the valid and binding obligations of Seller and the Principal Shareholder and is enforceable against Seller and the Principal Shareholder in accordance with the respective terms and conditions of this Agreement.

b.	Organization – Seller is a limited liability corporation duly organized and incorporated, validly existing and in good standing in its state of incorporation, and has full corporate power and authority to carry on its business as now conducted.

c.	Consents – Except as specifically set forth in this Agreement, no material consent, approval, or filing or registration with any governmental authority and no consent or authorization from any other entity or person, is required for the execution, delivery and performance of this Agreement by Seller, or the consummation of the transactions contemplated by this Agreement.

d.	No Violation – The execution, delivery and performance by Seller and the Principal Shareholder of this Agreement, and the consummation of the transactions hereunder, do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right of Seller or to a loss of any benefit to which Seller is entitled under (i) any provision of applicable laws or regulations; (ii) governing documents of Seller; or (iii) any judgment, injunction, order or decree binding upon Seller or the Principal Shareholder, or will not result in the creation or imposition of any lien on any asset.

4.2          Specific Significant Warranty – All parties hereto acknowledge and intend that Buyer has based the valuation of the Assets on the basis that the Change of Percentage Interest Date (the “CPI Date”) will occur for each of Shaokatan Hills LLC and Lakota Ridge LLC on the date on which the renewable electricity production tax credit (the “PTC”) is no longer available for the production and sale of electricity from each LLC project. If the actual CPI Date for the two LLCs, or either of them, occurs later than the expiration of such PTC, Seller shall transfer to Buyer that amount of common stock of Buyer which provides Buyer with a valuation as if the CPI Date occurred upon expiration of the PTC, not to exceed $2,300,000.

4.3          Financial Statements – Seller has delivered to Buyer certain financial statements related to the business of the Assets and their respective LLCs, including balance sheet, income statement and cash flow information for certain periods. These financial statements were prepared from the books and records of the LLCs in accordance with U.S. GAAP applied on a consistent basis, and they fairly present in all material respects the financial condition of the LLCs at the date and for the periods shown.

4.4          Absence of Certain Developments – From January 1, 2007 to the date of this Agreement, Seller and the Principal Shareholder have not:

a.	mortgaged, pledged or subjected to any lien any of the Assets;

b.	sold, leased, assigned, transferred or otherwise disposed of the Assets or any rights, interests or title in or to the Assets;

c.	made any capital expenditures not disclosed to the Buyer;

d.	suffered any material damage, destruction or loss of any property or rights related to the Assets; or

e.	been the subject of any inquiry or action taken or threatened by any regulatory authority having jurisdiction over the Assets.

4.5          Title to Assets – Seller has valid and legal title and interest in and to the Assets, free and clear of all liens, and on the Closing Date the Seller will own and have valid interest and title in all the Assets, free and clear of all liens and encumbrances. The equipment and fixed assets of the wind power business related to the Assets are in suitable condition for the operation of such business as currently conducted.

4.6          Delivery and Nature of Contracts

a.	Seller has delivered to Buyer true and complete copies of all material contracts, leases or agreements related to the Assets and their respective LLCs and their business operations. Each such contract or agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms;

b.	Neither Seller nor any LLC related to the Assets is in material breach of any material provision of any contract, lease or agreement or commitment related to the Assets or the business conducted by the related LLCs. To Seller’s knowledge, no other party is in material breach of any such contracts, leases or agreements. Moreover, no event has occurred that constitutes a material default by Seller or any other party under such contract, lease or agreement.

4.7          Litigation – There are no claims, actions, suits, inquiries, investigations or proceedings pending or threatened relating to Seller in respect to the Assets or the Seller or respective LLCs related to the Assets.

4.8          Compliance With Laws; Permits – Seller and its related LLCs have obtained all material permits necessary to carry on the wind generation business of Shaokatan Hills LLC and Lakota Ridge LLC, and Seller and such LLCs have complied in all material respects with all applicable laws, statutes and regulations of applicable federal, local and state governments relating to the business of the LLCs, and no claims have been filed against Seller, the Assets or such LLCs alleging any violation of any such laws, statutes or regulations.

4.9          Environmental Matters

a.	Seller and Principal Shareholder have no knowledge of environmental conditions existing on or arising or resulting from (i) noncompliance by Seller or such two LLCs with any applicable environmental law or regulation, or (ii) the release of a regulated substance into the environment from any property upon which the business of such LLCs is being conducted;

b.	The wind energy business of Shaokatan Hills and Lakota Ridge have been operated at all times in material compliance with all applicable environmental laws;

c.	Seller has all material governmental licenses, permits and other authorizations required by all environmental laws or agencies necessary to conduct and operate the business of the LLCs as currently conducted and operated. All such licenses, permits or authorizations are in full force and effect, Seller and its related LLCs are and at all times have been in material compliance with all such licenses, permits and authorizations;

d.	Seller has provided to Buyer all material documents in its possession relating to the environmental condition and regulation of the business of Shaokatan Hills and Lakota Ridge and the regulation of the property where such business is conducted.

4.10        Obligations – No debt, liability or obligation of any nature of Seller shall attach to the Assets after the Closing Date unless already disclosed to the Buyer.

4.11        Brokerage – All claims for brokerage commissions or similar compensation in connection with this agreement or transactions contemplated hereby shall be the obligation of Seller.

4.12        Full Disclosure – No representation or warranty of Seller or the Principal Shareholder contained in this Agreement contains an untrue statement of material face or omits to state material facts required to be stated therein or necessary to make the statements made not false or misleading in any respect when made.

ARTICLE 5

REPRESENTATION AND WARRANTIES OF BUYER

5.1          Authority, Organization and Consents

a.	Authority – Buyer has full corporate power and authority to execute and deliver this Agreement and any documents required hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such execution and delivery, performance of obligations and consummation of transactions have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to complete this transaction. This Agreement has been duly executed and delivered by Buyer and its constitutes the valid and binding obligation of Buyer in accordance with the respective terms and conditions of this Agreement.

b.	Organization – Buyer is a corporation duly organized and incorporated in Minnesota, validly existing and in good standing in its state of incorporation, and has full corporate power and authority to carry on its business as now conducted.

c.	Consents – Except for informational filings related to the reporting status of Buyer with the SEC, no material consent, approval or filing from or with any governmental authority or any other entity or person is required for the execution, delivery and performance of this Agreement by Buyer.

5.2          Brokerage – There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with this Agreement and its transactions based on any agreement or arrangement made with Buyer.

5.3          Buyer SEC Reports – All reports and filings required by Buyer to be filed with the Securities and Exchange Commission from January 1, 2006 to the date hereof have been duly filed as required by laws and regulations of the SEC, including periodic financial information of Buyer from time to time as required by the SEC. These reports and financial data can be accessed at the SEC website address of www.sec.gov.

5.4          Full Disclosure – No representation or warranty of Buyer herein contains untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made not false or misleading in any material respect when made.

ARTICLE 6

COVENANTS

6.1          Cooperation – All parties hereto will use their reasonable best efforts to (i) cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement and applicable law, (ii) obtain any and all consents and approvals necessary to consummate such transactions, whether from any governmental authorities or any third parties.

6.2          Conduct of Business – From the date hereof to the Closing Date, Seller shall cause its business to be conducted in the ordinary course consistent with past practice, including (i) maintaining the assets, properties, equipment and interests of its business in good repair, order and condition, (ii) maintaining the books, accounts, and records relating to its business in good order and in accordance with past practice, (iii) promptly inform Buyer in writing of any material variances from the representations of Seller contained in this Agreement, (iv) enter into any agreement or arrangement which could cause a lien or encumbrance against the Assets, or (v) enter into any transaction which would result in the representations and warranties of Seller herein not being true and correct in all material respects on the Closing Date.

6.3          Access – Each party hereto shall provide the others, their counsel, auditors and/or other representatives, with such information as another party from time to time reasonably may request, and shall permit the other party and its representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records of the party, as the other may from time to time reasonably request; provided that no investigation shall affect any warranties or representations given by a party in this Agreement.

6.4          Confidentiality – Except as required by law, prior to and after the Closing Date, the respective parties hereto shall not use or disclose to third persons any information made available to each of them by another party hereto in connection with their respective business or the transfer of Assets hereunder, unless such disclosure is made with the written consent of all parties hereto. Without limitation, this obligation of confidentiality shall apply to current business practices, business plans, strategies, technologies and future business relationships of either corporate party hereto or their affiliates. Disclosure relating to the business, plans and strategies, and future business relationships of Buyer or Seller shall not be deemed to be in the public domain merely because they are included in general disclosure in the public domain.

ARTICLE 7

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions hereunder shall be subject to the satisfaction (or waiver by Buyer in writing), on or prior to the Closing Date, of all the following conditions:

7.1          Representations, Warranties and Covenants – The representations and warranties of Seller and Principal Shareholder contained herein shall be true in all material respects on and as of the Closing Date, and the Seller and Principal Shareholder shall have, in all material respects, performed and complied with all of their agreements and covenants contained herein to be performed on or prior to the Closing Date.

7.2          No Prohibition – No statute, rule or regulation or order of any court or governmental agency prohibiting consummation of the transactions contemplated hereby shall be in effect.

7.3          Deliveries – Seller shall have made or caused to have been made delivery to Buyer of the items set forth in Section 3.2 hereof.

7.4          Corporate Approval – This Agreement and the transactions contemplated hereby shall have been approved by the Governors/Directors of Seller, and by the Principal Shareholder.

7.5          No Material Adverse Change – Since the date of this Agreement, no change in the business, financial condition, properties or assets of Seller shall have occurred that has had or would be reasonably likely to have a material effect on the Assets or the business of the related LLCs.

7.6          Absence of Liens – On Closing Date, there shall be no liens or encumbrances outstanding against Seller.

ARTICLE 8

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions hereunder shall be subject to the satisfaction (or waiver by Seller in writing), on or prior to the Closing Date, of all the following conditions:

8.1          Representations, Warranties and Covenants – The representations and warranties of Buyer contained herein shall be true in all material respects on and as of the Closing Date, and the Buyer shall have, in all material respects, performed and complied with all agreements and covenants contained herein to be performed by Buyer on or prior to the Closing Date.

8.2          No Prohibition – No statute, rule or regulation or order of any court or governmental agency prohibiting consummation of the transactions contemplated by this Agreement shall be in effect.

8.3          Deliveries – Buyer shall have made or caused to have been made delivery to Seller of the items set forth in Section 3.3 hereof, including the balance of the purchase price in good funds.

8.4          Corporate Approval – This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Buyer.

8.5          No Material Adverse Change – Since the date of this Agreement, no change in the business, financial condition or properties of Buyer shall have occurred that has had or would be reasonably likely to have a material adverse effect on Buyer.

ARTICLE 9

INDEMNIFICATION

9.1          Survival – The representations and warranties of the parties contained herein shall survive the Closing and shall remain in full force and effect thereafter until the expiration of any statute of limitations.

9.2          Indemnification by Seller and Principal Shareholder – Each of the Seller and Principal Shareholder shall indemnify and hold Buyer harmless from and against any losses resulting from any breach of any of the representations and warranties of Seller and Principal Shareholder contained in this Agreement.

9.3          Indemnification by Buyer – Buyer shall indemnify and hold harmless the Seller from and against any losses resulting from any breach of any of the representations and warranties contained in this Agreement.

9.4          Notice of Indemnification – Any party seeking indemnification under this Article 9 provision shall promptly cause written notice of the assertion of such claim of indemnity to be forwarded to the other party, which written notice shall state specifically the representation or warranty or agreement with respect to which the claim is made or based upon, the facts giving rise to such claim, and the amount of the liability asserting against indemnifying party by reason of the claim.

ARTICLE 10

TERMINATION

10.1        Termination – This Agreement may be terminated at any time prior to Closing:

a.	by the mutual written consent of all parties hereto;

b.	by Buyer if there has been a material breach of a representation or warranty or covenant by Seller and such breach has not been cured within 30 days following written notice thereof to Seller; or

c.	by Seller if there has been a material breach of a representation or warranty or covenant by Buyer and such breach has not been cured within 30 days following written notice thereof to Buyer.

ARTICLE 11

MISCELLANEOUS

11.1        Entire Agreement – This Agreement contains the entire understanding of the parties hereto in respect of its subject matter and supercedes all prior agreements and understandings between the parties with respect to such subject matter, whether written or oral. There are no restrictions, promises, representations, warranties, or covenants other than those expressly set forth or referred to in this Agreement.

11.2        Amendment Waiver – No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly agreed to by all parties to this Agreement. Waiver by any party of any breach or failure to comply with any provision or term of this Agreement by another party shall not be construed as, or constitute, a continuing waiver, or a waiver of any breach of, or failure to comply with, any other provision of this Agreement.

11.3        Assignment – This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, or permitted assigns if any, but neither this Agreement nor any of the rights and interests hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

11.4        Expenses – Each party hereto shall bear its own costs and expenses related to the negotiation, preparation, performance and consummation of this Agreement.

11.5        Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

11.6        Severability – Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or effecting the remaining provisions of this Agreement.

11.7        Notices – All notices, requests and other communications to any party hereunder shall be in writing, will be effective upon receipt, and shall be given or made either in delivery by person, by courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Seller or Principal Shareholder:	Gregory J. Jaunich 1058 Centerville Circle Vadnais Heights, MN 55127

If to Buyer:	Robert O. Knutson 9372 Creekwood Drive Eden Prairie, MN 55347

11.8        Publicity – Neither party shall, without the prior consent of the other parties, issue any statement or communication to the press or public regarding this Agreement and the transactions contemplated hereby, except as required by law including the rules of the Securities and Exchange Commission.

11.9        No Third Party Beneficiary – The provisions of this Agreement are for the sole benefit of the parties hereto, and are not for the benefit or use of any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WIND ENERGY AMERICA INC., Buyer

By	/s/ Robert O. Knutson
Robert O. Knutson, CEO

NORTHERN ALTERNATIVE ENERGY SHAOKATAN, LLC, Seller

By	/s/ Gregory J. Jaunich
Gregory J. Jaunich, Manager

NORTHERN ALTERNATIVE ENERGY, INC.

By	/s/ Gregory J. Jaunich
Gregory J. Jaunich, Managing Director